UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SILVERADO GOLD MINES LTD.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0045034
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada	V6E 4M3
(Address of principal executive offices)	(Zip Code)

2007 Stock Option Plan
(Full title of the plan)

Garry L. Anselmo, President
1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada
(604) 689-1535

copies to:

Mark Y. Abdou, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	25,000,000	$0.101	$2,525,000.00	$270.18

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as listed on the OTC Bulletin Board on February 16, 2007.

(2) Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Part I, and the documents incorporated by reference pursuant to Item 3 of Part II of this Prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424) .

Reoffer Prospectus: The material that follows Item 2 of Part I, up to but not including Part II of this Registration Statement, of which the Reoffer Prospectus is a part, constitutes a “Reoffer Prospectus” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the Reoffer Prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” or “restricted securities” under the Securities Act, which have been acquired by the selling shareholders named in the Reoffer Prospectus.

____________________________________

REOFFER PROSPECTUS
 ____________________________________

Silverado Gold Mines Ltd.
1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada
V6E 4M3

14,700,000 Shares of Common Stock

          This Reoffer Prospectus relates to 14,700,000 shares of our common stock which may be offered and resold from time to time by the selling shareholders identified herein for their own account. Each of the selling shareholders is one of our directors and/or officers. It is anticipated that the selling shareholders will offer shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale. We will receive no part of the proceeds from any sales made under this Reoffer Prospectus. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

          The common shares are “control securities” under the Securities Act before their sale under this Reoffer Prospectus. This Reoffer Prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

          The selling shareholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

          Our common stock is traded on the OTC Bulletin Board under the symbol “SLGLF” and on February 20, 2007, the last reported price of our common stock on such market was $0.102 per share.

          An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 8.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is February 20, 2007.

PROSPECTUS SUMMARY

          This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference herein, before making an investment decision. All references herein to “Silverado,” “we,” “us,” “our” or “our company” refer to Silverado Gold Mines Ltd. and our consolidated subsidiaries.

Company Overview

          We are engaged in the acquisition and exploration of mineral properties in the State of Alaska. Our primary focus is the exploration of our Nolan Gold Project, located 175 miles north of Fairbanks, Alaska. Our plan of operations is to carry out exploration activities at the Nolan Gold Project. Our exploration activities include test mining activities that we carry out as part of our exploration programs.

          We are also seeking financing to enable us to proceed with the construction of a commercial test facility to establish the viability of the production of low-rank coal-water fuel as a replacement for oil fired boilers and utility generators. There is no assurance that we will be able to obtain any financing for this project.

Corporate Organization

          Silverado Gold Mines Ltd. was incorporated under the laws of British Columbia, Canada in June 1963. We operate in the United States through our wholly owned subsidiary, Silverado Green Fuel Inc. (formerly Silverado Gold Mines Inc.) (“Silverado Green Fuel”), an Alaskan company incorporated in 1981.

          Our exploration activities are managed and conducted by affiliated companies, Tri-Con Mining Ltd. (“Tri-Con”), Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. pursuant to written operating agreements. Each of Tri-Con, Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. are privately owned corporations controlled by Garry L. Anselmo, who is our president, chief executive officer and chief financial officer and is the chairman of our board of directors.

Mineral Exploration Business

          We hold interests in four groups of mineral properties in Alaska, as described below:

          We are an exploration stage company. All of our properties are presently in the exploration stage. We do not have any commercially viable reserves on any of our properties. There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

          Our plan of operations for each of our groups of mineral properties is discussed below.

1. The Nolan Gold Project

          Our primary area of exploration interest is the Nolan Gold Project, which consists of four contiguous properties covering approximately six square miles, eight miles west of Wiseman and 175 miles north of Fairbanks, Alaska. Our activities at the Nolan Gold Project are exploration stage activities. There is no assurance that a commercially viable mineral deposit exists on the Nolan Gold Project. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of the Nolan Gold Project is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on the Nolan Gold Project.

2. Ester Dome Property

          The Ester Dome Gold Project encompasses all of the Company’s properties on Ester Dome, which is accessible by road 10 miles northwest of Fairbanks, Alaska. We are presently not undertaking any exploration activities on the Ester Dome Gold Project. However, we have commissioned a technical report that will include the Ester Dome Gold Project in order to update and consolidate our technical information on the Ester Dome Gold Project. That report was completed in December of 2005.

          We plan to convert the Grant mine mill located on the Ester Dome properties into a research and development facility for the low-rank coal-water fuel business. We also plan to continue reclamation work on our Ester Dome holdings during 2006. We plan to use our heavy equipment presently located at the Nolan Gold Project to do this work during August 2006.

3. Hammond Property

          The Hammond property consists of 24 federal placer claims and 36 federal lode claims covering one and one-half square miles and adjoining the Nolan Gold Properties. We are presently not undertaking any exploration activities on the Hammond property. This property is also referred to as the “Slisco Bench” property.

4. Eagle Creek Property

          The Eagle Creek property consists of 77 state mineral claims. We are presently not undertaking any exploration activities on the Eagle Creek property.

Low-Rank Coal Water-Fuel Business

          We commenced development of a low-rank coal-water fuel business in 2000. Our determination to enter into this business was based on a decision to broaden our business beyond mineral exploration and production. This aspect of our business is still in the start-up phase of operations and no revenues have been achieved to date. We do not anticipate revenues from this technology will be achieved until commercialization of the technology has been established.

          We entered the fuel sector in 2000 by forming a new “Fuel Technology” division which operates out of Fairbanks, Alaska. This division of the business is operated by our wholly owned subsidiary, Silverado Green Fuel Inc. (formerly Silverado Gold Mines Inc.), under the supervision of Dr. Warrack Willson, Vice-President of Fuel Technology. The fuel product is called low-rank coal-water fuel (LRCWF), which is a low-cost, non-toxic, non-hazardous alternative to oil fuels used in commercial boilers for the production of electricity and industrial heat. As a liquid fuel enjoys all the benefits of liquid handling and storage, LRCWF allows coal to be used sight unseen and is made from America’s most abundant fossil energy resource. This fuel is produced from ground low-rank coal that has been hydrothermally treated. Hydrothermal treatment (HT) is an advanced technology, featuring moderate temperature/pressure, non-evaporative drying, which irreversibly removes much of the inherent moisture from low-rank coal and allows the formulation of commercially viable LRCWFs. HT is similar in many respects to pressure cooking, and it retains all of the desirable combustion characteristics of low-rank coal. When LRCWF is injected into a boiler, the particles ignite and burn rapidly, which leads to little or no boiler derating when substituted for oil. We believe that demand for the LRCWF and its production and utilization technology exists because of the high cost of oil and the desire for economical alternatives to oil that are environmentally friendly.

          Our objective is to establish the commercial viability of the low-rank coal-water fuel technology by adapting our Grant Mill located on the Ester Dome property into a commercial-scale demonstration facility for producing and testing LRCWF. The estimated cost of a three-year demonstration project is $20,000,000. In 2002, we applied to the United States Department of Energy (DOE) under the first solicitation of their Clean Coal Power Initiative on July 30, 2002 for a 50:50 cost share funding with objective of achieving the financing necessary to proceed with the demonstration project. Our application was not selected. Based on news from the Department of Energy (DOE), we determined in 2004 not to submit a proposal to the DOE’s second solicitation under the Clean Coal Initiative in September 2004, as the DOE imposed a narrower focus for the second round of solicitations, namely “technology advancements for gasification-based electricity production, advanced mercury control, and sequestration and sequestration-readiness.” We are continuing work to gain alternate funding through the US Government and through private sources for this project. There is no assurance that we will obtain any funding.

          From time to time as conditions or funds warrant, we may re-evaluate our development programs in response to changing economic or environmental conditions. Such a re-evaluation may result in us not pursuing the commercialization of the low-rank coal-water fuel technology or the construction of a demonstration facility.

Corporate Information

          We maintain our principal offices at 1111 West Georgia Street, Suite 505, Vancouver, British Columbia, Canada. Our telephone number at that address is (604) 689-1535.

RISK FACTORS

          An investment in our common shares is highly speculative. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks could materially harm our business, financial condition or future results. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

If we do not obtain new financings, the amount of funds available to us to pursue exploration activities at the Nolan Gold Project and to pursue further exploration of our mineral properties will be reduced.

          We have relied on recent private placement financings in order to fund exploration of the Nolan Gold Project. We will continue to require additional financing to complete our plan of operations for exploration work at the Nolan Gold Project and to carry out our exploration programs on our other mineral properties. While our financing requirements may be reduced if gold recoveries are achieved, any impairment in our ability to raise additional funds through financings would reduce the available funds for the exploration of the Nolan Gold Project, including additional test mining activities, with the result that our plan of operations may be adversely affected and potential recoveries reduced or delayed.

As we have working capital due primarily to equity sales of our common stock and we have not reported revenues in our last three fiscal years there is no assurance that we will be able to achieve the financing necessary to enable us to proceed with our exploration activities, including test mining activities.

          We have working capital of $3,873,290 as of August 31, 2006, compared to a working capital deficiency of $855,147 as of November 30, 2005, an increase due primarily to equity sales of our common stock. We did not report revenues in our fiscal quarter ended August 31, 2006, nor in our last three fiscal years ended November 30, 2005, 2004 or 2003. Our plan of operations as of August 31, 2006 called for expenditures of a minimum of $600,000 to be incurred by us over the three months following such date on test mining activities and other exploration activities and continued exploration for lode gold occurrences. While we will apply proceeds from gold sales generated from our test mining activities to cover our exploration expenditures, we anticipate that proceeds from gold sales over the next twelve months will not exceed our projected expenditures during this period with the result that we will require substantial financing in order for us to pursue our plan of operations. If we do not achieve the necessary financing, then we will not be able to proceed with our planned 8 exploration activities, including our planned test mining activities, and our financial condition, business prospects and results of operations will be materially adversely affected.

As we have not established that there are any commercially viable mineral deposits on our Nolan property and we have not established commercially viable operations on the Nolan Gold Project, there is no assurance that any amounts we recover from test mining activities on the Nolan Gold Project will exceed the costs of recovering this gold.

          Our activities at the Nolan Gold Project are in the exploration stage. While we have undertaken test mining activities at the Nolan Gold Project as part of our exploration programs, we have not yet established a commercially viable operation on our Nolan Gold Project. Further, we have historically attempted to mine the placer gold deposits at the Nolan Gold Project without obtaining sufficient drilling and sampling information to meet data density standards commonly used by commercial-sized placer mining companies. We may continue with test mining activities at the Nolan Gold Project without establishing that the placer deposits contain commercially viable mineral deposits. As we may proceed with these activities without first establishing that the placer deposits contain commercially viable mineral deposits, there is no assurance that we will recover quantities of gold that will enable us to achieve sales of gold that will exceed our costs of recovering the gold. In this event, our costs of exploration will exceed any amount recovered from test mining activities that we carry out as part of our exploration program on the Nolan Gold Project.

If we are unable to achieve projected gold recoveries from our test mining activities at the Nolan Gold Project, then our financial condition will be adversely affected and we will have less cash with which to pursue our operations.

          We have undertaken test mining activities as part of our exploration program for the Nolan Gold Project. Our objective is to recover gold from test mining activities to offset the exploration cost of our test mining activities. As we have not established any reserves on this property, there is no assurance that actual recoveries of gold from material mined during test mining activities will equal or exceed our exploration costs. If gold recoveries are less than projected, then our gold sales will be less than anticipated and may not equal or exceed the cost of exploration and recovery in which case our operating results and financial condition will be adversely affected.

If the price of gold declines, our financial condition and ability to obtain future financings will be impaired.

          Our business is extremely dependent on the price of gold. Our recoveries from sales of gold for the current fiscal year are dependent on the price of gold in addition to the quantity of gold that we are able to recover. If gold prices decline prior to the recovery and sale of gold from the Nolan Gold Project, then our recoveries from sales of gold and financial condition will be adversely impacted. We have not undertaken any hedging transactions in order to protect us from a decline in the price of gold. A decline in the price of gold may also decrease our ability to obtain future financings to fund our planned exploration programs activities.

          The price of gold is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of gold to decrease include the following:

(a)	Sales or leasing of gold by governments and central banks;

(b)	A low rate of inflation and a strong US dollar;

(c)	Speculative trading;

(d)	Decreased demand for gold’s industrial, jewelry and investment uses;

(e)	High supply of gold from production, disinvestment, scrap and hedging;

(f)	Sales by gold producers and foreign transactions and other hedging transactions;

(g)	Devaluing local currencies (relative to gold price in US dollars) leading to lower production costs and higher production in certain major gold producing regions.

If costs of gold recovery at our Nolan Gold Project are higher than anticipated, then our financial condition and ability to pursue additional exploration will be adversely affected.

          We have proceeded with test mining activities on the Nolan Gold Project on the basis of estimated capital and operating costs. If capital and operating costs are greater than anticipated, then cash used in test mining activities at the Nolan Gold Project will be greater than anticipated. Increased cash used in test mining activities will cause us to have less funds for other expenses, such as administrative and overhead expenses and exploration of our other mineral properties and further test mining activities on the Nolan Gold Project. In this event, our financial condition will be adversely affected and we will have less funds with which to pursue our exploration programs.

If our exploration costs are higher than anticipated, then our financial condition and ability to pursue additional exploration will be adversely affected.

          We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within the Nolan Gold Project. If our exploration costs are greater than anticipated, then we will have less funds for our exploration activities, including test mining activities, that we plan to carry out at our Nolan Gold Project, and for our general and administrative expenses. In this event, our financial condition will be adversely affected, our losses will increase and we will have less funds with which to pursue our exploration programs. Factors that could cause exploration costs to increase include adverse weather conditions, difficult terrain and shortages of qualified personnel.

There is no assurance that any of our mineral resources will ever be classified as reserves under the disclosure standards of the Securities and Exchange Commission.

          We discuss our mineral resources in accordance with Canadian National Instrument 43-101. Resources are classified as “measured resources”, “indicated resources” and “inferred resources” under NI 43-101. However, U.S. investors are cautioned that the United States Securities and Exchange Commission does not recognize these resource classifications. There is no assurance that any of our mineral resources will be converted into reserves under the disclosure standards of the United States Securities and Exchange Commission. Further, “‘inferred resources” have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that part or all of an “inferred resource” exists, or is economically or legally mineable.

If we experience exploration accidents or other adverse events at our Nolan Gold Project, then our financial condition and profitability could be adversely affected.

          Our exploration activities, including test mining activities, at the Nolan Gold Project are subject to adverse operating conditions. Exploration accidents or other adverse incidents, such as cave-ins or flooding, could affect our ability to continue test mining activities at the Nolan Gold Project. A particular concern at the Nolan Gold Project is warm temperatures that can reduce the winter season during which we can safely conduct underground test mining activities. The occurrence of any of these events could cause a delay in production of gold or could reduce the amount of gold that we are able to recover, with the result that our ability to achieve recoveries from gold sales and to sustain operations would be adversely impacted. Adverse operating conditions may also cause our operating costs to increase. Exploration accidents or other adverse events could also result in an adverse environmental impact to the land on which our operations are located with the result that we may become subject to the liabilities for environmental clean up and remediation.

If we become subject to increased environmental laws and regulations, our operating expenses may increase.

          Our exploration activities, including test mining activities, are regulated by both US Federal and State of Alaska environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation. These regulations may impose operating costs on us. If the regulatory environment for our operations changes in a manner that increases costs of compliance and reclamation, then our operating expenses would increase and our financial condition and operating results would be adversely affected.

As we have not reported revenues in recent fiscal periods, there is no assurance that we will be able to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended November 30, 2005. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected. Our loss and comprehensive loss was $3,394,107 for the year ended November 30, 2005. Our loss and comprehensive loss increased to $5,009,182 for the nine months ended August 31, 2006, compared to $2,700,880 for the nine months ended August 31, 2005, representing an increase of $2,308,302 or 85%. The increase in our loss was primarily attributable to increased exploration, management services, consulting and office expenses during the nine months ended August 31, 2006. We anticipate that we will continue to incur a loss until such time as we can achieve commercial production from the Nolan Gold Project, of which there is no assurance.

Because of the speculative nature of exploration of mineral properties, there is no assurance that our exploration activities will result in the discovery of new commercially exploitable quantities of minerals or that we will be able to establish proven and probable reserves as a result of our exploration.

          We plan to continue exploration on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that additional commercially exploitable reserves of gold exist on our properties. Problems such as unusual or unexpected geological formations or other variable conditions are involved in exploration and often result in exploration efforts being unsuccessful. The additional potential problems include, but are not limited to, unanticipated problems relating to exploration and attendant additional costs and expenses that may exceed current estimates. These risks may result in us being unable to establish the presence of commercial exploitable quantities of ore on our mineral claims with the result that our ability to fund future exploration activities may be impeded.

As we face intense competition in the exploration industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

          The exploration industry is intensely competitive in all of its phases. Competition includes large established exploration companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other exploration companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended.

Our business venture into the low rank coal water fuel business is subject to a high risk of failure.

          Our business venture into the low rank coal water fuel technology business is at a very early stage and is subject to a high risk of failure. The low rank coal water fuel technology has not been proven by us to be a commercially viable fuel alternative. In order to establish commercial viability, we will have to undertake the construction and operation of the contemplated demonstration facility. The construction and three year operation of the demonstration facility would cost approximately $20 million. Even if the demonstration facility were constructed and operational, there is no assurance that the commercial viability of this process would be established or that we would be able to expand the facility into a commercially viable operation or to generate revenues from this technology. We are pursuing funding from the United States federal and state governments and from private sources to fund the construction of the demonstration facility. There is no assurance that we will succeed in obtaining government or private funding for this project. Even if funding is obtained and the demonstration facility constructed, there is no assurance that we would be able to generate profits or revenues from the operation of the demonstration facility.

Risks Related To This Offering

Sales of a substantial number of our common shares into the public market by any selling shareholders will dilute your interest and may result in significant downward pressure on the price of our common shares, which could affect the ability of our shareholders to realize the current trading price of our common shares. In addition, a decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

          Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 635,860,052 shares of common shares issued and outstanding as of February 20, 2007. When the registration statement of which this prospectus forms a part becomes effective, the selling shareholders may be reselling up to 14,700,000 shares of our common stock. As a result, a substantial number of our common shares may be available for resale subject to any vesting provisions contained in the individual stock option agreements, which could have an adverse effect on the price of our common stock. The issuance of any such shares may also result in a reduction of the book value of the outstanding shares of our common stock, as well as a reduction in the proportionate ownership and voting power of all other shareholders.

          Any significant downward pressure on the price of our common stock as the selling shareholders sell the shares of our common stock could encourage short sales by the selling shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

          A prolonged decline in the price of our common stock could have a negative impact on our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common shares could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future could force us to reallocate funds from other planned uses and have a significant negative effect on our business plans and operations, including our ability to complete our exploration programs.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our shareholders to resell their shares.

          Our common stock is quoted on the OTC Bulletin Board service of the National Association of Securities Dealers. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like AMEX. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling shareholders.

Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a shareholder's ability to buy and sell our stock.

          The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a shareholder's ability to buy and sell our stock.

          In addition to the "penny stock" rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

CAUTIONARY STATEMENT REGARDING
FORWARD LOOKING STATEMENTS

          This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We do not intend to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of common shares by the selling shareholders pursuant to this prospectus. All of the 14,700,000 common shares which may be offered pursuant to this Reoffer Prospectus underlie stock options granted under our 2007 Stock Option Plan. We will receive proceeds from the exercise of these outstanding stock options upon their exercise based on their exercise price. If all stock options were exercised, we would receive aggregate proceeds of $1,029,000, assuming a price of $0.07 per option. All proceeds, if any, from the exercise of these future options will be added to our working capital.

          The selling shareholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DETERMINATION OF OFFERING PRICE

          The selling security holders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

SELLING SECURITY HOLDERS

          The selling shareholders named in this prospectus are offering an aggregate of up to 14,700,000 shares offered through this prospectus. The shares may be sold pursuant to the exercise of stock options granted to the selling shareholders pursuant to our 2007 Stock Option Plan (the “2007 Plan”).

          The amount of shares which may be sold by any of the selling shareholders hereunder, together with all sales of restricted and other securities of the same class for the account of such person within the three months prior to any such sale, shall not exceed one percent of the shares or other units of the class outstanding as shown by the most recent report or statement we have published.

          Because the selling shareholders may offer all or part of the common shares currently owned or the common shares received upon exercise of the options, which they own pursuant to the offering contemplated by this Reoffer Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held upon termination of this offering. The common shares currently owned and the common shares received upon exercise of the options offered by this Reoffer Prospectus may be offered from time to time by the selling shareholders named below, as well as shareholders who are employees and consultants not required to be named in the table below.

          Up to 14,700,000 common shares issued pursuant to stock awards or the exercise of stock options by officers and directors who are eligible to participate in our 2007 Stock Option Plan may be sold pursuant to this Reoffer Prospectus. Eligibility to participate in the 2007 Stock Option Plan is available to our officers, directors, employees and eligible consultants, as well as the officers, directors, employees and eligible consultants of any of our subsidiaries including their subsidiaries, as determined solely by our board of directors. Options to purchase up to 14,700,000 common shares have been granted under our 2007 Stock Option Plan to our directors and officers, each of whom is named as a selling shareholder in this Reoffer Prospectus. The following table contains information for the selling shareholders offering 14,700,000 shares pursuant to the 2007 Stock Option Plan.

				Shares Beneficially
				Owned
			Number of	Upon Completion of
	Shares Beneficially Owned		Shares Being	the
	Prior To This Offering		Offered	Offering(2)
Name of Selling Shareholder	Number	Percent(1)		Number	Percent(3)

Garry L. Anselmo(4)	40,200,000	5.8%	10,000,000	30,200,000	4.4%

James F. Dixon(5)	9,314,484	1.3%	2,000,000	7,314,484	1.0%

Stuart McCulloch(5)	7,933,400	1.1%	2,000,000	5,933,400	*

John R. Mackay(6)	5,100,000	*	700,000	4,400,000	*

Total			14,700,000

*	Less than 1%.

(1)

Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, includes the amount of outstanding securities held by each selling shareholder, plus any securities that such selling shareholder has the right to acquire within 60 days pursuant to options, warrants, conversion privileges, or other rights.

(2)

Applicable percentage of ownership is based on a total of 693,860,052 shares of common stock, consisting of 635,860,052 common shares outstanding as of February 20, 2007, plus an aggregate of 58,000,000 common shares that the selling shareholders, as a group, have the collective right to acquire within 60 days pursuant to the exercise of options.

(3)	Assumes that all shares of common stock offered in this prospectus will be sold.
(4)

Mr. Anselmo serves as Director, President, Chief Executive Officer, and Chief Financial Officer of the Company. Shares beneficially owned by Mr. Anselmo consist of 3,700,000 shares currently held and 36,500,000 shares that can be acquired by Mr. Anselmo by exercise of options to purchase shares within 60 days of the date hereof.

(5)

Mr. Dixon serves as a Director of the Company. Shares beneficially owned by Mr. Dixon consist of 714,484 shares currently held and 8,600,000 shares that can be acquired by Mr. Dixon by exercise of options to purchase shares within 60 days of the date hereof.

(6)	Mr. McCulloch serves as a Director of the Company. Shares beneficially owned by Mr. McCulloch consist of 33,400 shares currently held and 7,900,000 shares that can be acquired by Mr. McCulloch by exercise of options to purchase shares within 60 days of the date hereof.
(7)

Mr. Mackay serves as Secretary of the Company. Mr. Mackay serves as a Director of the Company. Shares beneficially owned by Mr. Mackay consist of 100,000 shares currently held and 5,000,000 shares that can be acquired by Mr. Mackay by exercise of options to purchase shares within 60 days of the date hereof.

PLAN OF DISTRIBUTION

          We are registering a total of 14,700,000 shares of our common stock that are being offered by the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling shareholders.

          The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

          The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

          The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling shareholders.

          We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

          Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

          We are required to pay all fees and expenses incurred by us incident to the registration of the shares.

Expenses of Registration

          We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing, and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

          Richardson & Patel LLP, located at 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, has given us an opinion relating to the due issuance of the common stock being registered.

          The financial statements incorporated by reference herein have been audited by Berkovits, Lago & Company, LLP, our current independent registered public accounting firm, and Amisano Hanson, our prior independent registered public accounting firm, to the extent and for the periods set forth in their reports. Such financial statements are included in reliance upon the authority of said firms as experts in auditing and accounting.

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

          There have been no material changes in our affairs since the end of our last fiscal year on November 30, 2005, other than those changes that have been described in our 2005 Annual Report, in our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K that we have filed with the Securities and Exchange Commission (the “Commission”). See below under “Where You Can Find More Information” for an explanation of where you can view our filings with the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The Commission allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

          The following documents filed with the Commission are incorporated by reference into this prospectus:

          (a)      Our 2005 Annual Report filed with the Commission on February 28, 2006, and as amended on March 28, 2006;

          (b)      Our Current Report on Form 8-K filed with the Commission on April 3, 2006;

          (c)      Our Current Report on Form 8-K filed with the Commission on April 6, 2006;

          (d)      The Quarterly Report for the period ended February 28, 2006, filed with the Commission on Form 10-QSB on April 14, 2006.

          (e)      Our Current Report on Form 8-K filed with the Commission on May 23, 2006;

          (f)      The Quarterly Report for the period ended May 31, 2006, filed with the Commission on Form 10-QSB on July 14, 2006.

          (e)      Our Current Report on Form 8-K filed with the Commission on September 27, 2006;

          (f)      Our Current Report on Form 8-K filed with the Commission on October 16, 2006;

          (g)      The Quarterly Report for the period ended August 31, 2006, filed with the Commission on Form 10-QSB on October 16, 2006.

          (h)      Our Current Report on Form 8-K filed with the Commission on October 31, 2006;

          (i)      Our Current Report on Form 8-K filed with the Commission on November 15, 2006;

          (j)      Our Current Report on Form 8-K filed with the Commission on December 22, 2006;

          (k)      Our Current Report on Form 8-K filed with the Commission on December 27, 2006;

          (l)      Our Current Report on Form 8-K filed with the Commission on January 8, 2007;

          (m)      Our Current Report on Form 8-K filed with the Commission on January 17, 2007;

          (n)      Our Current Report on Form 8-K filed with the Commission on January 24, 2007;

          (o)      Our Current Report on Form 8-K filed with the Commission on January 30, 2007; and

          (p)      The description of the our common stock contained in our Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 under SEC File No. 0-12132 originally on May 11, 1984, including all amendments filed for the purpose of updating such common stock description.

          The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the Commission and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus.

          We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon oral or written request at no expense to the requester. Any request for this information shall be directed to Mr. John Mackay, our corporate secretary, at the following address and phone number:

Mr. John Mackay, Corporate Secretary
1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada V6E 4M3
Tel: 604-689-1535

WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company under the Securities Exchange Act of 1934 and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the Commission. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

          You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

          The officers and directors of the Company are indemnified as provided by the Business Corporations Act of British Columbia (the “BC Act”) and the Articles of the Company.

          The BC Act provides that a company may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which the company is or was a shareholder and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if: the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and; in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person’s conduct was lawful.

          The Articles of the Company provide that, subject to the provisions of prevailing British Columbia law, the Company shall indemnify a director or former director of the Company and the Company may indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          The Articles of the Company also provide that, subject to prevailing British Columbia law, the directors may cause the Company to indemnify any officer, employee, or agent of the Company or a corporation of which the Company is or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or such corporation. In addition, the Company shall indemnify the secretary and any assistant secretary of the Company if he is not a full-time employee of the Company and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Act or the Articles of the Company and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

____________________________________

REOFFER PROSPECTUS
____________________________________

Silverado Gold Mines Ltd.
1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada
V6E 4M3

25,000,000 Shares of Common Stock

February 20, 2007

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Reoffer Prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Silverado. This Reoffer Prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Reoffer Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Silverado or that the information contained herein is correct as of any time subsequent to the date of this Reoffer Prospectus. However, in the event of a material change, this Reoffer Prospectus will be amended or supplemented accordingly.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

          The following documents are hereby incorporated by reference into this Registration Statement:

          (a)      The Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on February 28, 2006, as amended, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b)      Our Current Report on Form 8-K filed with the Commission on April 3, 2006;

          (c)      Our Current Report on Form 8-K filed with the Commission on April 6, 2006;

          (d)      The Quarterly Report for the period ended February 28, 2006, filed with the Commission on Form 10-QSB on April 14, 2006.

          (e)      Our Current Report on Form 8-K filed with the Commission on May 23, 2006;

          (f)      The Quarterly Report for the period ended May 31, 2006, filed with the Commission on Form 10-QSB on July 14, 2006.

          (e)      Our Current Report on Form 8-K filed with the Commission on September 27, 2006;

          (f)      Our Current Report on Form 8-K filed with the Commission on October 16, 2006;

          (g)      The Quarterly Report for the period ended August 31, 2006, filed with the Commission on Form 10-QSB on October 16, 2006.

          (h)      Our Current Report on Form 8-K filed with the Commission on October 31, 2006;

          (i)      Our Current Report on Form 8-K filed with the Commission on November 15, 2006;

          (j)      Our Current Report on Form 8-K filed with the Commission on December 22, 2006;

          (k)      Our Current Report on Form 8-K filed with the Commission on December 27, 2006;

          (l)      Our Current Report on Form 8-K filed with the Commission on January 8, 2007;

          (m)      Our Current Report on Form 8-K filed with the Commission on January 17, 2007;

          (n)      Our Current Report on Form 8-K filed with the Commission on January 24, 2007;

          (o)      Our Current Report on Form 8-K filed with the Commission on January 30, 2007;

          (p)      The description of the our common stock contained in our Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 under SEC File No. 0-12132 originally on May 11, 1984, including all amendments filed for the purpose of updating such common stock description; and

          (q)      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          The class of securities to be offered is Common Stock.

Item 4.      Description of Securities

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.      Interests of Named Experts and Counsel

          Richardson & Patel LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement.

Item 6.      Indemnification of Directors and Officers

          The officers and directors of the Company are indemnified as provided by the Business Corporations Act of British Columbia (the “BC Act”) and the Articles of the Company.

          The BC Act provides that a company may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which the company is or was a shareholder and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if: the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and; in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person’s conduct was lawful.

          The Articles of the Company provide that, subject to the provisions of prevailing British Columbia law, the Company shall indemnify a director or former director of the Company and the Company may indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          The Articles of the Company also provide that, subject to prevailing British Columbia law, the directors may cause the Company to indemnify any officer, employee, or agent of the Company or a corporation of which the Company is or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or such corporation. In addition, the Company shall indemnify the secretary and any assistant secretary of the Company if he is not a full-time employee of the Company and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Act or the Articles of the Company and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.      Exemption from Registration Claimed

          Not applicable.

Item 8.      Exhibits.

4.1	2007 Stock Option Plan

5.1	Opinion and Consent from Richardson & Patel LLP

23.1	Consent of Berkovits, Lago & Company, LLP

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.      Undertakings

          The undersigned Registrant hereby undertakes:

          (1)      To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

          (2)      For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

          (3)      To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

          (4)      For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser;

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on February 20, 2007.

SILVERADO GOLD MINES LTD.

By:	/s/ Garry L. Anselmo
Garry L. Anselmo,
Principal Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:	/s/ Garry L. Anselmo
Garry L. Anselmo,
Director, President, Principal Executive
Officer, Principal Financial and
Accounting Officer
February 20, 2007

By:	/s/ James F. Dixon
James F. Dixon,
Director
February 20, 2007

By:	/s/ Stuart McCulloch
Stuart McCulloch,
Director
February 20, 2007